Master Money LLC
File Number: 811-21299
CIK Number: 1186239
For the Period Ending: 03/31/2009

Pursuant to Exemptive Order No. IC-18748 dated June 2,1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended March 31, 2009.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

10/01/08	$190,000	Liberty Street Funding L	4.50%	10/30/08
11/05/08	76,000	Apreco LLC	2.18	01/29/09
11/10/08	245,000	Amstel Funding Corp	3.07	11/13/08
12/22/08	43,455	Thunder Bay Funding LLC	0.52	01/23/09
12/23/08	60,000	Liberty Street Funding L	0.62	03/23/09